As filed with the Securities and Exchange Commission on May 6, 2013 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Velti plc
(Exact name of Registrant as specified in its charter)

Jersey (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

First Floor, 28-32 Pembroke Street Upper
Dublin 2, Republic of Ireland
Attn: Alex Moukas, Chief Executive Officer
353 (0) 1234 2676
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Velti Inc.
Steuart Tower
1 Market Street, Suite 600
San Francisco, California 94105
Attn: Sally J. Rau, Chief Administrative Officer and General Counsel
(415) 315-3400
(Name, address, including zip code and telephone number, including area code, of agent for service)
___________________________________________________
Copies to:

Ed Batts, Esq.
Carlos Rivas, Esq.
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California
(650) 833-2000
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
___________________________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed Maximum aggregate offering price(2)	Amount of registration fee
Ordinary shares, nominal (par) value £0.05 per share	16,529,412	$2.045	$33,802,647.54	$4,610.68*

(1)
The registration statement also includes an indeterminate number of the Registrant’s ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which shall be deemed to be included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($2.08 and $2.01, respectively) of the Registrant’s ordinary shares as quoted on the NASDAQ Global Select Market on May 3, 2013.

*	Previously paid.
___________________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED May 6, 2013
PROSPECTUS
Velti plc

16,529,412 ORDINARY SHARES
This prospectus relates to up to 16,529,412 ordinary shares that the selling shareholders named in this prospectus or their transferees, pledgees, donees or their successors may offer from time to time.
The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them in an offering underwritten and/or managed by an investment banking firm or broker-dealer in open market transactions, privately negotiated transactions, ordinary brokerage transactions or any other method permitted by applicable law.
We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus.
Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “VELT.” On May 3, 2013, the last reported sale price of our ordinary shares on the NASDAQ Global Select Market was $2.02.
See “Risk Factors” beginning on page 5 and “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 (which document is incorporated by reference herein) and our financial statements and related notes, in order to read about factors you should consider before purchasing our ordinary shares.
___________________________________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated , 2013

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, offer and sell up to 16,529,412 ordinary shares. This prospectus provides you with a general description of the securities the selling shareholders may offer. Each time the selling shareholders offer the securities described in this prospectus, we may provide a prospectus supplement, or information that is incorporated by reference into this prospectus, containing more specific information about the terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information; Incorporation of Certain Information by Reference,” before buying any of the securities being offered.
You should rely only on the information included or incorporated by reference in this prospectus or any supplement or free writing prospectus prepared by us. We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus or any supplement or free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.
In this prospectus, “we”, “us”, “our”, the “Company” and “Velti” refer to Velti plc and its subsidiaries.
All references to “dollars” or “$” in this prospectus are to U.S. dollars, all references to “€” are to Euros and all references to “£” are to British pound sterling.
NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated in it by reference contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The forward-looking statements are contained principally under the caption “Risk Factors” of this prospectus and in Items 3, 4 and 5 of our Annual Report on Form 20-F, which is incorporated herein by reference. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “could,” “would,” “expect,” “plan,” “believe,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “project,” “outlook,” “target,” “estimate,” “assume,” as well as variations of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should be cautioned that these statements may, and often do, vary from actual results. Therefore, you should not place undue reliance on these forward-looking statements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In particular, you should consider the risks listed under the caption “Risk Factors” of this prospectus and in Item 3.D of our Annual Report on Form 20-F, which is incorporated herein by reference.
These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the date of the document incorporated by reference, as applicable. Although we believe the expectations reflected in the forward-looking statements to be reasonable, we cannot guarantee future results, level of activity, performance or achievement. We undertake no obligation to update any of the forward-looking statements after the date of the prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.
PROSPECTUS SUMMARY
You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

About Velti
Velti delivers mobile technology to transform communication, build connections and drive value for brands and consumers alike. The intimate, always-on mobile channel, combined with the power of today's data science, now makes it possible to unify advertising and marketing and deliver on the promise of individualized brand relationships spanning the full customer lifecycle.
Our mobile marketing and advertising technology and solutions help marketers reach new customers, drive consideration with interactive mobile marketing strategies, accelerate consumer actions using meaningful data, and nurture relationships through data-driven marketing programs. Powered by data, we enable brands to communicate more meaningfully, deliver greater customer value and inspire the behaviors and outcomes that matter to their business.
Our results-focused Velti mGage® platform allows marketers to execute highly personalized, enterprise mobile marketing programs across the marketing funnel including ad delivery and measurement, cross-channel messaging promotions, mobile site development, and cross-platform campaign data visualization. For businesses that want professional assistance in achieving mobile marketing and advertising objectives, our services organization offers expert assistance in developing strategies, programs, and hosting services. From account management to creative production to ad ops and technical resources, we support enterprise customers through a self-service or managed services model that augments customers' existing staff to support mobile initiatives.
With over 1,000 employees globally, Velti provides market-level expertise to help brands connect with consumers around the world, anywhere, any time, using the power of mobile technology to deliver better business results for brands and better experiences for consumers.
Corporate Information
Velti plc is incorporated under the laws of the Bailiwick of Jersey, the Channel Islands. Our business was first organized in 2000 with the incorporation of Velti S.A., a company organized under the laws of Greece. On April 20, 2006, Velti plc, a company formed in England and Wales under the Companies Act 1985 on September 2, 2005, acquired all of the issued share capital of Velti S.A. As a result, Velti plc (England and Wales) became the holding company of the Velti group. On December 18, 2009, Velti plc (England and Wales) completed a scheme of arrangements under the laws of England and Wales whereby Velti plc, a new company incorporated under the laws of Jersey, the Channel Islands, became our ultimate parent company.
Our principal executive office is located at First Floor, 28-32 Pembroke Street Upper, Dublin 2, Republic of Ireland and our telephone number is +353 (0) 1 234 2676. Our corporate website address is www.velti.com. The reference to our website is intended to be an inactive textual reference and the contents of our website are not intended to be incorporated into this prospectus.
The Private Placement

On April 24, 2013, we closed a private placement transaction under which we entered into a Securities Purchase Agreement, referred to as the Securities Purchase Agreement, with certain institutional accredited investors. In such private placement, we issued an aggregate of 16,529,412 ordinary shares at a price of $1.50 per share resulting in net proceeds to us of $23,274,486. Under the Securities Purchase Agreement, we agreed to file a registration statement on Form F-3, of which this prospectus forms a part, within 10 days of April 24, 2013 for the resale of the ordinary shares sold in the private placement.

The Offering
Ordinary shares offered by the selling shareholders:	16,529,412 ordinary shares.
NASDAQ Global Select Market symbol:	“VELT”
Use of proceeds:	We will not receive any proceeds from the sale of the ordinary shares offered by the selling shareholders.
Ordinary shares outstanding before this offering:	66,164,433 shares.
Ordinary shares outstanding after this offering as of May 3, 2013:	82,693,845 shares.
Risk factors:
Before deciding to invest in our ordinary shares, you should carefully consider the risks related to our business, the offering and our ordinary shares. See “Risk Factors” beginning on page 5 of this prospectus.

The number of outstanding ordinary shares is based on the ordinary shares outstanding as of March 31, 2013, and excludes:
• 4,646,183 ordinary shares issuable upon the exercise of outstanding share options exercisable at a weighted average exercise price of $7.474 per share;
• 3,331,732 ordinary shares issuable pursuant to deferred share awards subject to vesting restrictions; and
• 5,670,311 ordinary shares issuable to the former shareholders of Mobile Interactive Group Limited (“MIG”) as acquisition related consideration pursuant to the Company’s acquisition of MIG.

RISK FACTORS
An investment in our ordinary shares is speculative and involves a high degree of risk. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our ordinary shares. This prospectus and statements that we may make from time to time may contain forward-looking statements that reflect our plans, estimates and opinions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences or cause our actual results or the timing of selected events to differ materially from those anticipated in these forward-looking statements include those set forth.
Risks Related to Our Business
We may need to raise additional capital to meet our ongoing capital commitments and to fund our operations, and we may not be able to raise capital on terms acceptable to us or at all.
As of December 31, 2012, we had cash and cash equivalents of $36.6 million and working capital of approximately $152.7 million. Although we obtained a $50.0 million credit facility with HSBC in August 2012, as of March 31, 2013, we have substantially utilized this revolving credit facility. Also, on April 24, 2013, we closed a private placement transaction under which we obtained gross proceeds of $24.8 million. We may need additional financing in the future to meet our ongoing capital commitments and to fund our operations. In order to meet our ongoing capital commitments, we will need to seek additional capital, potentially through debt, or other equity financings. There can be no assurance that our efforts to find such financings will be successful or on terms favorable to us. Financings, if available, may be on terms that are dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the current price of our ordinary shares. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our ordinary shares. If new sources of financing are insufficient or unavailable, we may have to reduce substantially or eliminate expenditures or significantly modify our operating plans.
The report of our independent public accounting firm for the year ended December 31, 2012 includes a reference raising a substantial doubt about our ability to continue as a going concern.
As a result of our existing cash balance prior to the private placement transaction we closed on April 24, 2013, substantial doubt about our ability to continue as a going concern was created. Any substantial doubt about our ability to continue as a going concern could also affect our relationship with our partners and customers and their willingness to continue to conduct business with us on terms consistent with historical practice. Our partners might respond to an apparent weakening of our liquidity position and to address their own liquidity needs by requesting faster payment of invoices, new or increased deposits or other assurances. If this were to happen, our need for cash would be intensified and we might be unable to make payments to our partners as they become due.
We have identified a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.
In connection with the audit of our financial statements as of and for the year ended December 31, 2012, we concluded there is a material weakness in internal control over financial reporting related to deficiencies in the financial statement close process. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.
We are working to remediate the material weakness. We have begun taking steps and plan to take additional measures to remediate the underlying causes of the material weakness, primarily through the continued development and implementation of formal policies, improved processes and documented procedures, as well as the continued hiring of additional finance personnel, such as our recent hiring of Jeffrey G. Ross as our new chief financial officer. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating this material weakness. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results.
We have in the past and may in the future fail to comply with our financial covenants under our credit facility with HSBC, enabling our lender to exercise one or more of its available remedies, including the right to require the immediate repayment of all outstanding indebtedness under such facility.

In August 2012, we entered into a $50.0 million credit facility with HSBC Bank USA, N.A., or HSBC. As of December 31, 2012, we had approximately $28.2 million of indebtedness with HSBC and subsequent to year-end we have substantially utilized the revolving credit facility. This indebtedness is secured by substantially all of our accounts and assets and is guaranteed by certain of our subsidiaries. Our loan agreement also includes financial covenants which require us to maintain compliance with certain financial ratios during the term of the loan agreement. Failure to comply with the financial covenants is an event of default under the loan agreement. In an event of default, HSBC has the right to declare immediately due and payable all outstanding principal indebtedness and any accrued interest thereon, and to exercise any and all rights it may have as a secured creditor.
In December 2012, we entered into an amendment to the loan agreement relating to a violation of financial covenants for the period ended September 30, 2012. Under the amendment, HSBC agreed to waive non-compliance by us with certain financial covenants under our original loan agreement for the period ended September 30, 2012. Also, HSBC agreed to waive a negative covenant under the loan agreement allowing us to raise additional capital through a private placement equity financing that closed in April 2013.
Although we continue to be current with all principal and interest payments under the loan agreement, as of December 31, 2012 we were in violation of certain financial covenants contained in the amended loan agreement that require us to maintain certain ratios of actual earnings before interest, taxes, depreciation and amortization (EBITDA) to projected EBITDA. HSBC has agreed to waive non-compliance by us with this financial covenant. However, if we fail to comply with our financial covenants in future periods, there is no assurance that HSBC will give us a waiver or forbearance agreement in the future. Any future violations under this credit facility may result in an acceleration of our obligations under the amended loan agreement and HSBC may exercise other remedies for default.
Our days sales outstanding, or DSOs, may fluctuate significantly from quarter to quarter. Deterioration in DSOs results in a delay in the cash flows we generate from our customers, which could have a material adverse impact on our financial condition and the results of our operations.
The mobile advertising and marketing industry has historically been subject to seasonal fluctuations in demand, with a significant amount of the activity occurring in the second half of the year. In addition, a significant amount of our business is conducted in emerging markets. Typically payment terms in these regions are longer than payment terms in our other markets. These emerging markets have under‑developed legal systems for securing debt and enforcing collection of debt. While we qualify customers that we do business with, their financial positions may change adversely over the longer time period given for payment.
The effect of the seasonality in our business and the longer payment terms, combined with differences in the timing of invoicing and revenue recognition, has in the past and may in the future result in an increase in our DSOs. Any increase in our DSOs, or any delay in the conversion of our accrued contract receivables to trade receivables, could have a material adverse impact on our cash flows and working capital, as well as on our financial condition and the results of our operations, and could prevent us from achieving positive free cash flow.
We depend on the services of key personnel to implement our strategy. If we change, or lose the services of, our key personnel or are unable to attract and retain other qualified personnel, we may be unable to implement our strategy.
We believe that the future success of our business depends on the services and performance of a number of key management and operating personnel. We recently transitioned both our chief financial officer and chief operating officer positions and there is no assurance that such changes will be successful. In addition, we have reduced our overall headcount, which may prompt other key employees to reevaluate their continued employment with us. We also may need to make additional management changes in the future that could also result in potential further disruption to our business or adverse public perception. We have at-will employment relationships with all of our management and other employees, and we do not maintain any key-person life insurance policies. Some of these key employees have strong relationships with our customers and our business may be harmed if these employees leave us. The loss of members of our key management and certain other members of our operating personnel, particularly if we are unable to retain them or alternately need to transition certain of these personnel, could materially adversely affect our business, operating results and financial condition.

In addition, our ability to manage our growth depends, in part, on our ability to identify, hire and retain additional qualified employees, including a technically skilled development and engineering staff. We face intense competition for qualified individuals from numerous technology, marketing and mobile software and service companies. Competition for qualified personnel is particularly intense in many of the large, international metropolitan markets in which we have offices, including for example, London, New York and San Francisco. We require a mix of highly talented engineers as well as individuals in sales and support who are familiar with the marketing and advertising industry. In addition, new hires in sales positions require significant training and may, in some cases, take more than a year before they achieve full productivity. If we are unsuccessful in attracting and retaining these key personnel, our ability to operate our business effectively would be negatively impacted and our business, operating results and financial condition would be adversely affected.
Charges to earnings resulting from acquisitions may adversely affect our operating results.
For any business combination that we consummate, we will recognize the identifiable assets acquired, the liabilities assumed and any non-controlling interest in acquired companies generally at their acquisition date fair values and, in each case, separately from goodwill. Goodwill as of the acquisition date is measured as the excess amount of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed. Our estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain. Goodwill is tested for impairment on an annual basis and whenever there is an indication that goodwill may be impaired, relying on a number of factors including operating results, business plans and future cash flows. Impairment occurs when the carrying amount of a cash generating unit including the goodwill, exceeds the estimated recoverable amount of the cash generating unit or in certain cases when the book value of a company's equity exceeds the market value for such entity. The recoverable amount of a cash generating unit is the higher of its fair value less cost to sell and its value-in-use. Value-in-use is the present value of future cash flows expected to be derived from the cash generating unit, based upon a discount rate estimated by management. After we complete an acquisition, the following factors could result in material charges and adversely affect our business, operating results and financial condition and may adversely affect our cash flows:

•	costs incurred to combine the operations of companies we acquire, such as employee retention; redeployment or relocation expenses;
•impairment of goodwill or intangible assets;
•amortization of intangible assets acquired;
•a reduction in the useful lives of intangible assets acquired;

•	identification of assumed contingent liabilities after the measurement period (generally up to one year from the acquisition date) has ended;

•	charges to our operating results to eliminate certain duplicative pre-merger activities, to restructure our operations or to reduce our cost structure;

•	charges to our operating results due to changes in deferred tax asset valuation allowances and liabilities related to uncertain tax positions after the measurement period has ended;
•charges to our operating results resulting from expenses incurred to effect the acquisition; and
•charges to our operating results due to the expensing of certain equity awards assumed in an acquisition.
Substantially all of these costs will be accounted for as expenses that will decrease our net income and earnings per share for the periods in which those costs are incurred. Charges to our operating results in any given period could differ substantially from other periods based on the timing and size of our future acquisitions and the extent of integration activities.
We may fail to realize some or all of the anticipated benefits of our acquisitions which may adversely affect our financial performance and the value of our ordinary shares.
We have made several acquisitions, including the acquisition of CASEE in January 2012, Mobile Interactive Group Ltd., or MIG, in November 2011, and Air2Web, Inc., or Air2Web, in October 2011, and continue to integrate our acquired companies into our existing operations. These integrations have required and will continue to require significant efforts, including the coordination of future product development and sales and marketing efforts, as well as resources and management's time and efforts. The success of each of these acquisitions will depend, in part, on our ability to realize the anticipated benefits from combining their products and services into ours, and expanding our customer base by increasing the products and services we can provide to our existing and new customers as well as to the customers of the acquired companies. We also must retain key employees from the acquired businesses, as well as retain and motivate our existing executives and other key employees. If we are not able to successfully combine the acquired businesses with our existing operations and integrate our respective operations, technologies and personnel within the anticipated time frame, or at all, the anticipated benefits of the acquisitions may not be realized fully or at all or may take longer to realize than expected and the value of our ordinary shares may be adversely affected. It is possible that the integration process could result in the loss of key employees and other senior management, result in the disruption of our business or adversely affect our ability to maintain relationships with customers, suppliers, distributors and other third parties, or to otherwise achieve the anticipated benefits of each acquisition.
Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.
Our business activities involve the use, transmission, transfer, sharing and storage of information as to which we may have various obligations, including information that may be considered confidential, personal or sensitive, and that may be subject to laws that apply to privacy, data protection and security breaches. Our efforts may not prove to be sufficient to protect the security, integrity and confidentiality of the information we collect and store, and there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. If such unauthorized disclosure or access does occur, we may be required, under existing and proposed laws or contractual obligations, to notify parties whose information was disclosed or accessed and/or relevant government agencies. We may also be subject to claims of breach of contract or violation of privacy or data protection laws for such disclosure, investigation, penalties or fines by regulatory authorities; and potential claims by parties whose information was disclosed or accessed. The unauthorized disclosure of or access to information may result in the termination of one or more of our commercial relationships and/or a reduction in customer confidence and usage of our services. We may also be subject to litigation alleging the improper collection use, access, transfer, sharing, transmission or storage of confidential information, which could damage our reputation among our current and potential clients, require significant expenditures of capital and other resources and cause us to lose business and revenue.
Our business depends on our ability to collect, share, transfer, store, transmit and use data, and any limitation on our ability to collect, share, transfer, store, transmit and use this data could significantly diminish the value of our services and cause us to lose customers and revenue.
In our provision of mobile marketing and advertising services, we often collect or receive from publishers, advertisers and others, information about the mobile device user, including without limitation, interaction of the mobile device user with the content delivered, such as whether the user visited a landing page or watched a video. We may also be able to collect, or may be delivered, information about the user's mobile location and other information. As we collect and aggregate this data, including data provided by billions of ad impressions, we analyze it in order to optimize the services that we provide to customers.
The tracking of persistent and other identifiers, such as device identifiers, is important to our ability to optimize content and ad delivery and to track downloads and conversions and this ability is highly valued by our customers. The degree to which we will be able to continue doing so in compliance with third party carrier and platform rules and applicable laws and regulations may change.
Furthermore, even absent legal requirements, our customers and others in the mobile ecosystem might decide not to allow us to collect some or all of the data with respect to which we currently have access or might limit our use of this data. Any limitation on our ability to collect, share, transfer, store, transmit and use data about user behavior and interaction with mobile device content could make it more difficult for us to deliver effective mobile advertising and marketing programs that meet the demands of our customers and this could hurt our business. In addition, consumer advocacy groups and class action plaintiffs' lawyers are pursuing an array of theories challenging online and mobile behavioral advertising, as well as tracking of user behavior even without targeting of ads based thereon. If we become subject to such litigation the cost of defending such actions, and the potential of costly settlements or adverse judgments, could have a material negative impact on our business.
Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy, data protection and security concerns and regulatory restrictions regarding the collection, sharing, transfer, storage and use of consumer data, could also limit our ability to aggregate and analyze mobile device user data from our customers' marketing and advertising campaigns. If that happens, we may not be able to optimize our services for the benefit of our customers, which could make our services less valuable, and, as a result, we may lose customers and our revenue may decline.
Our business practices with respect to data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.
In the course of providing our services, we collect, share, transfer, use, transmit and store information related to mobile devices and their users, including sometimes a device's geographic location, for the purpose of delivering targeted ads to the user of the device. Federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of data, including personal data that we collect across our mobile marketing and advertising platform. Any failure, or perceived failure, by us to comply with applicable U.S. federal, state, European Union or other international privacy, data protection or consumer protection‑related laws, regulations or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business, operating results and financial condition. Additionally, we may also be contractually liable to indemnify and hold harmless our customers or others from the costs or consequences of inadvertent or unauthorized collection, use or disclosure of their customers' personal data which we store or handle as part of providing our services or otherwise relating to our data practices. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and/or may conflict with other rules or our practices. Furthermore, consumer data tracking and targeting is a developing business and the laws relating to it are also developing. It is unclear how existing laws that were passed before these practices and related technologies will be applied to us or what new laws and regulations may be passed. Any failure, or perceived failure, by us to comply with applicable U.S. federal, state, or laws in any other countries including laws and regulations regulating privacy, data protection or consumer privacy, could result in proceedings or actions against us by governmental entities or others.
The regulatory framework for privacy issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the mobile industry in particular. It is possible that new laws and regulations will be adopted in the United States and/or in other countries, or existing laws and regulations may be interpreted in new ways, that would affect our business, particularly with regard to location-based services and collection, sharing or use of data to track users and/or target ads and communication with consumers via mobile devices.
The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices. The Federal Trade Commission has also proposed revisions to the Children's Online Privacy Protection Act, or COPPA, that could, if adopted, create greater compliance burdens on us and/or third parties we work with (e.g. publishers). In addition states may pass new laws or interpret existing laws that could create burdens on mobile advertising providers.
As we expand our operations globally, compliance with regulations that differ from country to country may also impose substantial burdens on our business. In particular, the European Union has traditionally taken a broader view as to what is considered personal information (e.g. device identifiers) and has imposed greater obligations under data protection laws and regulations. In addition, individual EU member countries and/or their regulatory bodies, including data protection authorities, have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. New EU proposals may result in a greater compliance burden if we deliver ads to mobile device users in Europe. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could compromise our ability to effectively pursue our growth strategy.
In addition to compliance with government regulations, we voluntarily participate in several trade associations and industry self-regulatory groups that promulgate best practices or codes of conduct addressing the provision of location-based services, delivery of promotional content to mobile devices, and tracking of device users or devices for the purpose of delivering targeted advertising. We comply with wireless carrier technological and other requirements for access to their customer's mobile devices. We could be adversely affected by changes to these guidelines and codes in ways that are inconsistent with our practices or in conflict with the laws and regulations of U.S. or international regulatory authorities.
As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities as a result of differing views on the privacy of personal information. These and other privacy concerns, including security breaches, could adversely impact our business, operating results and financial condition.
The global nature of our business subjects us to additional costs and risks that can adversely affect our operating results.
We have offices in multiple countries around the world and we derive a substantial majority of our revenue from, and have a significant portion of our operations outside of the U.S. Compliance with U.S. and foreign country laws and regulations that apply to our international operations increases our cost of doing business. These laws and regulations include U.S. laws such as the Foreign Corrupt Practices Act, and local laws and guidance which also prohibit certain payments to governmental officials and other parties, data protection and security requirements, consumer privacy and protection laws, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions and export requirements. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, and prohibitions on the conduct of our business. Any such violations could result in prohibitions on our ability to offer our products and services in one or more countries, could delay or prevent potential acquisitions and could also materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our operating results. Our success depends, in part, on our ability to anticipate these risks and manage these compliance obligations and potential difficulties. We monitor our international operations and investigate allegations of improprieties relating to transactions and the way in which such transactions are recorded. Where circumstances warrant, we provide information and report our findings to government authorities, but no assurance can be given that action will not be taken by such authorities.

We are also subject to a variety of other risks and challenges in managing an organization operating in various countries, including those related to:
•challenges caused by distance, language and cultural differences;
•general economic conditions in each country or region;
•fluctuations in currency exchange rates;
•regulatory changes;
•political unrest, terrorism and the potential for other hostilities;
•public health risks, particularly in areas in which we have significant operations;
•longer payment cycles and difficulties in collecting accounts receivable;
•overlapping tax regimes and transfer pricing disputes;
•our ability to repatriate funds held by our international subsidiaries at favorable tax rates;
•difficulties in transferring funds from certain countries; and
•reduced protection for intellectual property rights in some countries.
If we are unable to manage the foregoing international aspects of our business, our operating results and overall business will be significantly and adversely affected.
We operate in an industry with extensive intellectual property litigation. Claims of infringement against us may cause our business, financial condition and operating results to suffer.
Our success depends, in part, upon us and our customers not infringing upon intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures or adverse consequences. The mobile telecommunications industry generally is characterized by extensive intellectual property litigation. Although our technology is relatively new and our industry is rapidly evolving, many participants that own, or claim to own, intellectual property historically have aggressively asserted their rights. For example, we were sued in the United States District Court for the District of Delaware by Augme Technologies, Inc. or Augme, alleging infringement of three patents held by Augme. We have also received letters on behalf of certain customers notifying us that the customer had received third party communications alleging that certain applications of the customer infringed the patent rights of the third party, and in turn, alleging that we are obligated to indemnify the customer relating to these matter as the claim allegedly relates to services that we provide to the customer. While we were able to settle the lawsuit with Augme, we cannot determine with certainty whether any other existing or future third party intellectual property rights would require us to alter our technologies, obtain licenses or cease certain activities.
Future litigation may be necessary to defend ourselves or our customers by determining the scope, enforceability and validity of third party proprietary rights or to establish our proprietary rights. Some of our competitors have substantially greater resources than we do and are able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us. Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, these claims are time-consuming and costly to evaluate and defend and could:
•adversely affect our relationships with our current or future customers;
•cause delays or stoppages in providing our mobile marketing services;
•divert management's attention and resources;
•require technology changes to our platform that would cause us to incur substantial cost;
•subject us to significant liabilities;
•require us to enter into royalty or licensing agreements on unfavorable terms; and
•require us to cease certain activities.
In addition to liability for monetary damages against us, which may be trebled and may include attorneys' fees, or, in certain circumstances, our customers, we may be prohibited from developing, commercializing or continuing to provide certain of our mobile marketing services unless we obtain licenses from the holders of the patents or other intellectual property rights. We cannot assure shareholders that we will be able to obtain any such licenses on commercially favorable terms, or at all. If we do not obtain such licenses, our business, operating results and financial condition could be materially adversely affected and we could, for example, be required to cease offering or materially alter our mobile marketing services in some markets.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be harmed.
We rely primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. As of March 31, 2013, we had 10 granted patents and allowed applications and 17 pending patent applications on file. However, any future patents that may issue may not survive a legal challenge to their scope, validity or enforceability, or provide significant protection for us. The failure of our patents, or our reliance upon copyright and trade secret laws to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. In addition, patents may not issue from any of our current or any future applications.
Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries, including countries where we conduct business such as China and India, do not protect our proprietary rights to as great an extent as do the laws of European countries and the U.S. Further, the laws in the U.S. and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our mobile marketing services. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us. Further, litigation is inherently uncertain, and thus we may not be able to stop our competitors from infringing upon our intellectual property rights.
We may not be able to enhance our mobile marketing and advertising platform to keep pace with technological and market developments, or to remain competitive against potential new entrants in our markets.
The market for mobile marketing and advertising services is emerging and is characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. Our technology platform, Velti mGage®, or future solutions we may offer, including technology platforms acquired from Mobclix, Air2Web or MIG, may not be acceptable to marketers and advertisers. To keep pace with technological developments, differentiate ourselves from our competitors, satisfy increasing customer requirements and achieve acceptance of our marketing and advertising campaigns, we will need to enhance our current mobile marketing and advertising solutions and continue to develop and introduce on a timely basis new, innovative mobile marketing and advertising services offering compatibility, enhanced features and functionality on a timely basis at competitive prices. Our inability, for technological or other reasons, to enhance, develop, introduce and deliver compelling mobile marketing services in a timely manner, or at all, in response to changing market conditions, technologies or customer expectations could have a material adverse effect on our operating results or could result in our mobile marketing and advertising platform becoming obsolete. Our ability to compete successfully will depend in large measure on our ability to maintain a technically skilled development and engineering staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of our mobile marketing and advertising platform with evolving industry standards and protocols. In addition, as we believe the mobile marketing market is likely to grow substantially, although the industry is still fragmented, a rising number of competitors, some of whom have significantly more capital to invest than us, are creating integrated platforms. For example, Google, Inc. acquired Admob, Inc., Apple, Inc. acquired Quattro Wireless, Inc., Singapore Telecommunications Limited, or SingTel, acquired Amobee, Inc., Intel Corporation acquired appMobi's HTML5 tools and NTT Docomo, Inc. acquired of Buongiorno. Additionally, larger companies such as Samsung, Sprint, Telefonica, Vodaphone, O2, Nokia, AOL, Microsoft and Yahoo! are entering the mobile marketing industry and could seek to gain market share by introducing new technology or reducing pricing. This may make it more difficult for us to sell our products and services, and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share or expected market share, any of which may significantly harm our business, operating results and financial condition.
We do not have multi-year agreements with many of our customers and we may be unable to retain key customers, attract new customers or replace departing customers with customers that can provide comparable revenue.
Our success requires us to maintain and expand our current, and develop new, customer relationships. Most of our contracts with our customers do not obligate them to long-term purchasing of our services and many of our contracts are specific to particular advertising or marketing campaigns. In addition, under the terms of many of our customer agreements, including certain multi-year agreements, the customer can terminate the agreement at its discretion prior to its expiration, without significant disadvantage to the customer. We cannot assure shareholders that our customers will continue to use our products and services or that we will be able to replace, in a timely or effective manner, departing customers with new customers that generate comparable revenue. Further, we cannot assure shareholders that we will continue to generate consistent amounts of revenue over time. Although none of our customers represented 10% or more of our revenues in the year ended December 31, 2012, if a major customer represents a significant portion of our business, the decision by such customer to materially reduce or to cease purchasing our products and services could cause our revenue to be adversely affected. Our failure to develop and sustain long-term relationships with our customers could materially affect our operating results.
Our customer contracts lack uniformity and often are complex, which subjects us to business and other risks.
Our customers include some of the largest wireless carriers and brands which have substantial purchasing power and negotiating leverage. As a result, we typically negotiate contracts on a customer-by-customer basis and our contracts lack uniformity and are often complex. Sometimes short-form insertion orders, purchase orders or work orders are used to document business relationships and these short-form documents may lack some of the protections we might otherwise seek in more detailed forms of contracts. We frequently rely on third parties, such as mobile app publishers, to have the authority to meet their obligations to us, including without limitation the authority to share or transfer consumer data with or to us in compliance with applicable laws and self-regulatory rules and without liability to the consumer or third parties. It is possible that some of these third parties will fail to comply with law or self-regulatory rules, or their own policies or representations, or otherwise expose us to claims as a result of their acts or omissions. Further, we may lack a meaningful ability to be indemnified by some of them in such instances. If we are unable to effectively negotiate, document, enforce and account and bill in an accurate and timely manner for contracts with our key customers or obtain and enforce meaningful indemnities from those with whom we do business, that expose us to risk or liability, our business and operating results may be adversely affected. In addition, we could be unable to timely recognize revenue from contracts that are not managed effectively and this would further adversely impact our financial results.
Our customer contracts often require us to agree to incur indemnification obligations to our customers.
We have contractual indemnification obligations to most of our customers. If we are required to fulfill our indemnification obligations (e.g. relating to third party content property, claims or operating systems or compliance with laws) that we provide to our customers, we would seek indemnification from our suppliers, vendors and content providers to the full extent of their responsibility. Even if the agreement with such supplier, vendor or content provider contains an indemnity provision, such provision may not cover a particular claim or type of claim or may be limited in amount or scope or the indemnifying party may lack the financial ability or insurance coverage to fulfill their indemnity obligations. As a result, we may not obtain sufficient indemnification from third parties to cover fully the amounts or types of claims that might be made against us. In addition, we have contractual indemnification obligations with most of our customers relating to the products and services that we provide, including indemnification for infringing technology and compliance with applicable law and self-regulatory rules, and we may have an obligation to our customers for damages under these indemnification provisions. Any significant indemnification obligation to our customers could have a material adverse effect on our business, operating results and financial condition.
Our sales efforts require significant time, expense and effort and could hinder our ability to expand our customer base and increase revenue.
Attracting new customers requires substantial time and expense and we cannot assure that we will be successful in establishing new relationships, or maintaining or advancing our current relationships. For example, it may be difficult to identify, engage and market to customers who do not currently perform mobile marketing or advertising or are unfamiliar with our current services or platform. Further, many of our customers typically require input from one or more internal levels of approval. As a result, during our sales effort, we must identify multiple people involved in the purchasing decision and devote a sufficient amount of time to presenting our products and services to those individuals. The complexity of our different services, and the flexibility of our pricing model, often requires us to spend substantial time and effort assisting potential customers in evaluating our products and services including providing demonstrations and benchmarking against other available technologies. This process can be costly and time consuming. We expect that our sales process will become less burdensome as our products and services become more widely known and used. However, if this change does not occur, we may not be able to expand our sales effort as quickly as anticipated and our sales will be adversely affected.
Our services are provided on mobile communications networks that are owned and operated by third parties who we do not control and the failure or security breach of any of these networks would adversely affect our ability to deliver our services to our customers.
Our mobile marketing and advertising platform is partially dependent on the reliability of mobile operators who maintain sophisticated and complex mobile networks. Such mobile networks have historically, and particularly in recent years, been subject to both rapid growth and technological change. If the network of a mobile operator with which we are integrated should fail, including because of new technology incompatibility, the degradation of network performance under the strain of increased mobile consumer use, or a general failure from natural disaster or political or regulatory shut-down, we will not be able provide our services to our customers through such mobile network. Should data that resides on or is transmitted over the network be breached, there may also be limitations on our providing such services. These events, in turn, could impair our reputation and business, potentially resulting in a material, adverse effect on our financial results.
The success of our business depends, in part, on wireless carriers continuing to accept our customers' messages for delivery to their subscriber base.
In a portion of our business we depend on wireless carriers to deliver our customers' messages to their subscriber base. Wireless carriers often impose standards of conduct or practice that significantly exceed current legal requirements and potentially classify our messages as “spam,” even where we do not agree with that conclusion. In addition, the wireless carriers use technical and other measures to attempt to block non-compliant senders from transmitting messages to their customers; for example, wireless carriers block short codes or Internet Protocol addresses associated with those senders. There can be no guarantee that we, or short codes registered to us, will not be blocked or blacklisted or that we will be able to successfully remove ourselves from those lists. Although our services typically require customers to opt‑in to a campaign, minimizing the risk that our customers' messages will be characterized as spam, blocking of this type could interfere with our ability to market products and services of our customers and communicate with end users and could undermine the effectiveness of our customers' marketing campaigns. To date we have not experienced any material blocking of our messages by wireless carriers, but any such blocking could have an adverse effect on our business and results of operations.
Many of our customers require us to maintain specified levels of service commitments and failure to meet these levels would both adversely impact our customer relationship as well as our overall business.
Many of our customers require us to contractually commit to maintain specified levels of customer service under agreements commonly referred to as service level agreements. In particular, because of the importance that mobile consumers in general attach to the reliability of a mobile network, mobile operators are especially known for their rigorous service level requirements. If we were to be unable to meet our contractually committed service level obligations, we would both be subject to fees, penalties, civil liability as well as adverse reputational consequences. We recognize these penalties, if and when incurred, as a reduction to revenue. These in turn could materially harm our business and operating results.
Some of our programs are partially supported by government grants, which may be reduced, withdrawn, delayed or reclaimed.
We have received grants from European Union programs administered by the Government of Greece in order to aid our technology development efforts. The first of these grants was for a total of approximately $4.5 million that has been paid in full to us. The second grant is for a total of approximately $8.5 million. That has also been paid in full. In 2009, we applied for a third grant and received acceptance of eligibility for up to an additional $12.0 million over four years. To date, approximately $6.2 million of this amount has been paid. In addition, we have received a fourth grant in the amount of approximately $12 million, from the government of Greece to support our local capital expenditures. Under the terms of all but the grant supporting capitalized expenditures, we are required to list these grants under a separate, specific reserve account on our balance sheets that we maintain for our Greek subsidiary under generally accepted accounting principles in Greece. If we fail to maintain this accounting treatment or meet the required criteria of these grants for five years following the final disbursement by the Greek government under each respective grant, we will be required to refund the entire amount of such grant. If we fail to maintain this accounting treatment or meet the required criteria of these grants between the fifth and tenth anniversaries of receiving the final disbursement under each grant, we will be required to pay a tax penalty. In October 2012, we successfully passed an audit by the Government of Greece and to date remain in compliance with these requirements. We do not anticipate being unable to remain in compliance for the duration of the requirement. However, in the event that we are unable to remain in compliance, a payment of refund or tax penalty would adversely affect our operating results. Further, were the Government of Greece to abrogate its commitment to provide the final disbursement of funds for the last two grants, our development efforts and ability to meet our timing expectations for new marketing and advertising services would be adversely affected.
Failure to adequately manage our growth may seriously harm our business.
We operate in an emerging technology market and have experienced, and may continue to experience, significant growth in our business globally. If we do not effectively manage our growth, the quality of our products and services may suffer, which could negatively affect our brand and operating results. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

•	implement additional management information systems;

•	further develop our operating, administrative, legal, financial and accounting systems and controls, including compliance programs globally;

•	hire additional personnel;

•	develop additional levels of management within our company;

•	locate additional office space in various countries; and

•	maintain close coordination among our engineering, operations, legal, finance, sales and marketing and customer service and support organizations.
Moreover, as our sales increase, we may be required to concurrently deploy our services infrastructure at multiple additional locations or provide increased levels of customization. As a result, we may lack the resources to deploy our services on a timely and cost-effective basis. Failure to accomplish any of these requirements would seriously harm our ability to deliver our mobile marketing and advertising platform in a timely fashion, fulfill existing customer commitments or attract and retain new customers.
We may be required to reduce our prices to compete successfully, or we may incur increased or unexpected costs, which could have a material adverse effect on our operating results and financial condition.
The intensely competitive market in which we conduct our business may require us to reduce our prices, which could negatively impact our operating results. Our market is highly fragmented with numerous companies providing one or more competitive offerings to our marketing and advertising platform. New entrants seeking to gain market share by introducing new technology, products or services may make it more difficult for us to sell our products and services, and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share or expected market share, any of which may significantly harm our business, operating results and financial condition.
Moreover, we may experience cost increases or unexpected costs which may also negatively impact our operating results, including increased or unexpected costs related to:

•	the implementation of new data centers and expansion of existing data centers, as well as increased data center rent, hosting and bandwidth costs;

•	the replacement of aging equipment;

•	acquiring key technologies to support or expand our mobile marketing services solution; and

•	acquiring new technologies to comply with newly implemented regulations.
Any unanticipated costs associated with the foregoing items would have a material adverse effect on our business, operating results and financial condition.
Mergers or other strategic transactions by our competitors or mobile operator partners could weaken our competitive position or reduce our revenue.
If two or more of our competitors were to merge or partner, the change in the competitive landscape could adversely affect our ability to compete effectively. In addition, consolidation could result in new, larger entrants in the market. For example, Google, Inc. acquired Admob, Inc., Apple, Inc. acquired Quattro Wireless, Inc., Singapore Telecommunications Limited, or SingTel, acquired Amobee, Inc., Intel Corporation acquired appMobi's HTML5 tools and NTT Docomo, Inc. acquired of Buongiorno. Although none of these companies directly compete with our full range of services, the transactions are indicative of the level of interest among potential acquirers in the mobile marketing and advertising industry. Our direct competitors may also establish or strengthen co-operative relationships with their mobile operator partners, sales channel partners or other parties with whom we have strategic relationships, thereby limiting our ability to promote our products and services. Disruptions in our business caused by these events could reduce revenue and adversely affect our business, operating results and financial condition.
Acquisitions or investments may be unsuccessful and may divert our management's attention and consume significant resources.
Any future acquisitions that we make, involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the operations, technologies, services and personnel of acquired businesses;

•	cultural challenges associated with integrating employees from the acquired business into our organization;

•	ineffectiveness or incompatibility of acquired technologies or services;

•	additional financing required to make contingent payments;

•	potential loss of key employees of acquired businesses;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	diversion of management's attention from other business concerns;

•
inability to maintain our standards, controls, procedures and policies, which could affect our ability to receive an unqualified attestation from our independent accountants regarding management's required assessment of the effectiveness of our internal control structure and procedures for financial reporting;

•	litigation for activities of the acquired business, including claims from terminated employees, customers, former shareholders or other third parties;

•
in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

•	failure to successfully further develop the acquired technologies;

•	increased fixed costs; and

•	if any such acquisition include any earn out or contingent consideration, it may be difficult to determine in advance the amount of such contingent consideration.
In the event we are not able to meet our ongoing capital commitments and to fund our operations by seeking additional capital, potentially through debt, or other potentially dilutive equity financings, it will make it harder for us to evaluate additional acquisitions or make investments in other businesses, or acquire individual products and technologies.
Mobile connected device users may choose not to allow marketing or advertising on their devices.
The success of our business model depends on our ability to deliver content to consumers on their mobile connected devices. Targeted delivery is done primarily through analysis of data, much of which is collected on the basis of third parties such as mobile app publishers obtaining user-provided permissions. Users may elect not to allow data sharing for a number of reasons, such as privacy and security concerns. Third parties we rely on may elect to discontinue providing us data about their users as a result of users' concerns, or otherwise. Further, third parties we rely on, such as app publishers, might provide us data in a manner that is inconsistent with what they represented to their users or with applicable law and we could get brought into claims or controversies related thereto. In addition, the designers of mobile device operating systems are increasingly promoting features that allow device users to disable some of the functionality that facilitates tracking and targeting and content delivery, which may impair or disable our services on their devices, and device manufacturers may include these features as part of their standard device specifications. Companies may develop products that enable users to prevent ads from appearing on their mobile device screens. If any of these developments were to occur, our ability to deliver effective mobile advertising campaigns on behalf of our customers would suffer, which could adversely impact our operating results.
Our earnings may be adversely affected by fluctuations in foreign currency values.
The majority of the value of our revenue transactions is conducted using the Euro, while the remaining is conducted using the U.S. dollar and currencies of other countries, and we incur costs in Euro, British pound sterling, the U.S. dollar and other local currencies. Changes in the relative value of major currencies, particularly the U.S. dollar, Euro and British pound sterling, can significantly affect revenue and our operating results. In 2012, approximately 49% of our revenue was payable in Euros, and in 2011, approximately 66% of our revenue was payable in Euros. We expect this concentration to continue to decrease over time as the percentage of our U.S. dollar denominated revenue grows. This will likely result in Euros comprising a smaller percentage of our revenue as we continue to increase sales to customers in geographies outside of Europe, with revenue payable in U.S. dollars or other currencies, as well as increase the number of contracts with European customers with revenue payable in U.S. dollars. As a substantial portion of our costs and expenses are incurred in Euros, any devaluation of the Euro will positively impact our financial statements as reported in U.S. dollars, and any decline in the value of the U.S. dollar compared to the Euro will result in foreign currency translation costs incurred by us. Unless the Euro materially fluctuates, however, we do not expect fluctuations of the Euro to have a material adverse effect on our results of operations or financial condition and the recent devaluation of the Euro has not materially adversely impacted our financial results. Our foreign currency transaction gains and losses are charged against earnings in the period incurred. We currently do not enter into foreign exchange forward contracts to hedge certain transactions in major currencies and even if we wished to do so in the future, we may not be able, or it may not be cost-effective, to enter into contracts to hedge our foreign currency exposure.
Because of our revenue recognition policies, revenue may not be recognized in the period in which we contract with a customer, and downturns or upturns in sales may not be reflected in our operating results until future periods.
Our SaaS revenue consists of usage‑based fees recognized ratably over the period of the agreement and performance‑based fees recognized as transactions are completed, specific quantitative goals are met or a performance milestone is achieved. As a result, we may be unable to rapidly increase our revenue through additional sales in any period, as revenue for performance‑based fees will only be recognized if and when quantitative goals are met or a milestone is achieved. Revenue from our managed service arrangements is recognized either as the services are rendered for our time and material contracts or, for fixed price contracts, ratably over the term of the contract when accepted by the customer. Our license and software revenue is recognized when the license is delivered and on a percentage of completion basis for our services to customize and implement a specific software solution.
Because of these accounting policies, revenue generated during any period may result from agreements entered into during a previous period. A reduction in sales in any period therefore may not significantly reduce our revenue for that period, but could negatively affect revenue in future periods. In addition, since operating costs are generally recognized as incurred, we may be unable to quickly adjust our cost structure to match the impact of the reduction in revenue in future periods. Accordingly, the effect of significant downturns in our sales may not be fully reflected in our results of operations until future periods.
Our geographically dispersed and historically rapidly growing business involves inherently complex accounting which if we fail to manage efficiently could adversely impact our financial reporting and business.
Since our inception, we have operated campaigns or provided marketing or advertising solutions to customers in many countries globally and we have offices in multiple countries and we continue to expand our operations geographically. We must maintain internal accounting systems to quickly and accurately track our financial performance, including our complex revenue transactions. If we are unable to efficiently manage our accounting systems, our financial results could be materially misstated which in turn would impact both our financial reporting as well as have adverse reputational effects on our business.
Activities of our customers and others in the mobile ecosystem we deal with could damage our reputation or give rise to legal claims against us.
The products, services and activities of our customers and others in the mobile ecosystem may not comply with federal, state and local laws, including, but not limited to, laws and regulations relating to mobile communications, privacy and/or data protection. Failure of these parties to comply with applicable laws or our policies or contract terms could damage our reputation and adversely affect our business, operating results or financial condition. We cannot predict whether our role in facilitating our customers' marketing or advertising activities would expose us to liability under these laws. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.
We may potentially be subject to claims by third parties for content in the advertising we deliver on behalf of our customers if the music, artwork, text or other content involved violates the patent, copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory, deceptive or otherwise violates applicable laws or regulations. Any claims or counterclaims could be time consuming, result in costly litigation or divert management's attention.
Software and components that we incorporate into our mobile marketing services may contain errors or defects, which could have an adverse effect on our business.
We use a combination of custom and third party software, including open source software, in building our mobile marketing and advertising platform. Although we test certain software before incorporating it into our platform, we cannot guarantee that all of the third party technology that we incorporate will not contain errors, defects or bugs. We continue to launch enhancements to Velti mGage, our integrated end-to-end mobile marketing and advertising platform, and we cannot guarantee any such enhancements will be free from errors, defects or bugs. If errors or defects occur in products and services that we utilize in our mobile marketing and advertising platform, it could result in damage to our reputation, lost revenue and diverted development resources.
Our use of open source software could limit our ability to provide our platform to our customers.
We have incorporated open source software into our platform. Although we closely monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our platform to our customers. We may also face claims regarding ownership of, or demanding release of, source code, open source software and/or derivative works that were developed using such open source software. These claims could result in litigation, our could require us to seek licenses from third parties in order to continue offering our platform, to re-engineer our platform or discontinue use of portions of the functionality provided by our platform, any of which could have a material adverse effect on our business, operating results or financial condition.
We maintain a mix of cloud, managed hosting, colocation and in-house hosting to deliver our platform and services. Disruption of service or data breach at these facilities could harm our business.
We currently maintain various datacenters around the world, including in the U.S., U.K., India, Russia and Greece, providing a mix of cloud, managed hosting, colocation and in-house hosting to deliver our platform and services. Managed hosting and cloud services are provided by third-party vendors whose operations are not controlled by us. Our hosting solutions could be subject to physical or electronic break-ins, computer viruses, denial of service attacks, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the third party facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services or the loss or compromise of data. Although we maintain off-site backups and have implemented business continuity plans for several of our services, a second datacenter implementation is not available for all of our services. 'Interruptions in those services or data compromise or loss might harm our reputation, reduce our revenue, cause us to incur financial penalties, subject us to potential liability and cause customers to terminate their contracts.
We may have future exposure to greater than anticipated tax liabilities, and we could owe significant taxes even during periods when we experience low operating profit or operating losses.
Our future income taxes could be adversely affected by earnings being lower than anticipated in jurisdictions where we have lower statutory tax rates and higher than anticipated in jurisdictions where we have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities or changes in tax laws, regulations, accounting principles or interpretations thereof. We cannot assure shareholders that we would not be impacted by changes in the tax regime of any jurisdiction where we do business and that such changes would not materially impact our effective tax rates. 'In addition, there is a risk that amounts paid or received under arrangements between our various international subsidiaries in the past and/or the future could be deemed for transfer tax purposes to be lower or higher than we previously recognized or expected to recognize. Our determination of our tax liability is always subject to review by applicable tax authorities. Any adverse outcome of such a review could have a negative effect on our operating results and financial condition. In addition, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. Certain combinations of these factors could cause us to owe significant taxes even during period when we experience low income before taxes or loss before taxes.
Continuing unfavorable global economic conditions could have a material adverse effect on our business, operating results and financial condition.
Unfavorable economic conditions in the financial and credit markets in the U.S., Europe and Asia have led to a global economic slowdown, with the economies of Europe showing continued signs of weakness. In particular, certain member countries of the EU including Greece have experienced financial and economic difficulties and have imposed or discussed financial and other restrictions as a result. Recently, for example, Cyprus has required a bail out from the EU, and as part of this bailout has agreed to impose a one-off levy on all deposits over the insurance threshold of 100,000 Euros. The amount of the one-off levy has not yet been determined. Although our exposure to Cyprus deposits is not material, there can be no assurance that future restrictions imposed by struggling economies may not have material impact on our financial results or results of operations. If these economies weaken further or fail to improve, our customers may reduce or postpone their marketing and advertising spending, or delay payments on amounts owed to us, which could materially adversely affect our business, operating results and financial condition.
Risks Related to the Mobile Communications Industry
Changes in government regulation of the wireless communications industry may adversely affect our business.
Depending on the products and services that they offer, mobile data service providers are or may be subject to regulations and laws applicable to providers of mobile, Internet and VOIP services both domestically and internationally. In addition, the application of existing domestic and international laws and regulations relating to issues such as user privacy and data protection, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, billing, real estate, consumer protection, accessibility, content regulation, quality of services, telecommunications, mobile, television and intellectual property ownership and infringement to wireless industry providers and platforms in many instances is unclear or unsettled. Further, the application to us of existing laws regulating or requiring licenses for certain businesses of our advertisers can be unclear.
It is possible that a number of laws and regulations may be adopted in the countries where we operate that may be inconsistent and that could restrict the wireless communications industry, including laws and regulations regarding lawful interception of personal data, taxation, content suitability, content marketing and advertising, copyright, distribution and antitrust. Furthermore, the growth and development of the market for electronic storage of personal information may prompt calls for more stringent consumer protection laws that may impose additional burdens, including costs on companies such as ours that store personal information. We anticipate that regulation of our industry will increase and that we will be required to devote legal and other resources to address this regulation. Changes in current laws or regulations or the imposition of new laws and regulations regarding the media and wireless communications industries may lessen the growth of wireless communications services and may materially reduce our ability to increase or maintain sales of our mobile marketing services. We may incur substantial liabilities for expenses necessary to investigate or defend such litigation or to comply with these laws and regulations, as well as potential substantial penalties for any failure to comply. Compliance with these laws and regulations may also cause us to change or limit our business practices in a manner adverse to our business.
A number of studies have examined the health effects of mobile device use, and the results of some of the studies have been interpreted as evidence that mobile device use causes adverse health effects. The establishment of a link between the use of mobile devices and health problems, or any media reports suggesting such a link, could increase government regulation of, and reduce demand for, mobile devices and, accordingly, the demand for our mobile marketing services, which could harm our business, operating results and financial condition.
The mobile advertising or marketing market may deteriorate or develop more slowly than expected, any of which could harm our business.
If the market for mobile marketing and advertising deteriorates, or develops more slowly than we expect, our business could suffer. Our future success is highly dependent on an increase in the use of mobile communications, the commitment of advertisers and marketers to mobile communications as an advertising and marketing medium, the willingness of our potential clients to outsource their mobile advertising and marketing needs, and our ability to sell our services to advertising agencies and brands. The mobile advertising and marketing market is relatively new and rapidly evolving. As a result, future demand and market acceptance for mobile marketing and advertising is uncertain. Many of our current or potential clients have little or no experience using mobile communications for advertising or marketing purposes and have allocated only a limited portion of their advertising or marketing budgets to mobile communications advertising or marketing, and there is no certainty that they will continue to allocate more funds in the future, if any. Also, we must compete with traditional advertising media, including television, print, radio and outdoor advertising, for a share of our clients' total advertising budgets.
Businesses, including current and potential clients, may find mobile advertising or marketing to be less effective than traditional advertising media or marketing methods or other technologies for promoting their products and services, and therefore the market for mobile marketing and advertising may deteriorate or develop more slowly than expected, or may develop using technology or functionality that we did not anticipate and may be unable to meet effectively and timely. Our current or potential customers may lose interest in our current or future solutions, or find that such solutions do not provide the benefits anticipated. These challenges could significantly undermine the commercial viability of mobile advertising and marketing and seriously harm our business, operating results and financial condition.
If we fail to detect click fraud or other invalid clicks on ads, we could lose the confidence of our advertiser clients, which would cause our business to suffer.
Our advertising business relies on delivering positive results to our advertiser clients. We are exposed to the risk of fraudulent and other invalid clicks or conversions that advertisers may perceive as undesirable. Because of their smaller sizes as compared to personal computers, mobile device usage could result in a higher rate of accidental or otherwise inadvertent clicks by a user. Invalid clicks could also result from click fraud, where a mobile device user intentionally clicks on ads for reasons other than to access the underlying content of the ads. If fraudulent or other malicious activity is perpetrated by others, and we are unable to detect and prevent it, the affected advertisers may experience or perceive a reduced return on their investment. High levels of invalid click activity could lead to dissatisfaction with our advertising services, refusals to pay, refund demands or withdrawal of future business. Any of these occurrences could damage our brand and lead to a loss of advertisers and revenue.
Risks Related to our Ordinary Shares
We will likely need to raise additional capital to meet our ongoing capital commitments and to fund our operations, and we may not be able to raise capital on terms acceptable to us or at all.
As of December 31, 2012, we had cash and cash equivalents of $36.6 million and working capital of approximately $152.7 million. Although we obtained a $50.0 million credit facility with HSBC in August 2012, as of March 31, 2013, we have substantially utilized this revolving credit facility. Also, on April 24, 2013, we closed a private placement transaction under which we obtained gross proceeds of $24.8 million. We may need additional financing in the future to meet our ongoing capital commitments and to fund our operations. In order to meet our ongoing capital commitments, we will need to seek additional capital, potentially through debt, or other equity financings. There can be no assurance that our efforts to find such financings will be successful or on terms favorable to us. Financings, if available, may be on terms that are dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the current price of our ordinary shares. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our ordinary shares. If new sources of financing are insufficient or unavailable, we may have to reduce substantially or eliminate expenditures or significantly modify our operating plans.

Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales may occur, could cause the market price of our shares to decline.
Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales may occur, could cause the market price of our shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Upon effectiveness of the registration statement of which this prospectus is a part, the selling shareholders will be able to freely sell all of the ordinary shares covered by this prospectus, which is substantial in relation to our outstanding ordinary shares and public float of our ordinary shares. In addition, a substantial portion of our shares are currently freely trading without restriction under the Securities Act, having been registered for resale or held by their holders for over one year and are eligible for sale under Rule 144.
If shareholders determine to sell a significant number of shares into the market or there is a perception that the holders intend to sell these shares, there likely will not be a sufficient demand in the market to purchase the shares without a decline in the market price of our ordinary shares. Moreover, continuous sales into the market of a number of shares in excess of the typical trading market for our ordinary shares, or even the availability of such a large number of shares, could depress the trading market for our ordinary shares over an extended period of time.
Our ordinary shares are issued under the laws of Jersey, which may not provide the level of legal certainty and transparency afforded by incorporation in a U.S. state.
We are organized under the laws of the Bailiwick of Jersey, a British crown dependency that is an island located off the coast of Normandy, France. Jersey is not a member of the European Union. Jersey legislation regarding companies is largely based on English corporate law principles. However, there can be no assurance that Jersey law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the U.S., which could adversely affect the rights of investors.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
We are a "foreign private issuer," as such term is defined in Rule 405 under the Securities Act, and therefore, we are not required to comply with all the periodic disclosure and current reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, and related rules and regulations. Under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter and, accordingly, our most recent determination was made on June 30, 2012. We expect that we will continue to be a foreign private issuer as of June 30, 2013.
In the future, we would lose our foreign private issuer status if a majority of our shareholders and a majority of our directors or management are U.S. citizens or residents. If we were to lose our foreign private issuer status, we would have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We would also be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. As a result, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs.
U.S. shareholders may not be able to enforce civil liabilities against us.
A number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the U.S. We have been advised by our Jersey solicitors that there is doubt as to the enforceability in Jersey of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the U.S.

CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our current portion of long-term debt and capitalization as of December 31, 2012.
Except as disclosed below, there have been no material changes to our consolidated capitalization since December 31, 2012. This table should be read in conjunction with our financial statements, which are incorporated by reference into this prospectus.

As of December 31, 2012 (U.S. dollars in thousands)
Current portion of long-term debt and short-term financings	$851
Long-term debt	27,342
Share capital	5,462
Additional paid-in capital	399,127
Accumulated deficit	(95,953)
Accumulated other comprehensive income	(16,242)
Total Velti shareholders’ equity	292,394
Non-controlling interests	124
Total shareholders’ equity	292,518
Total capitalization	$320,711

REASONS FOR THE OFFER AND USE OF PROCEEDS
We agreed under the terms of the Securities Purchase Agreement entered into with the institutional accredited investors in the private placement to file a registration statement on Form F-3, of which this prospectus forms a part, for the resale of up to 16,529,412 of the ordinary shares sold in the private placement. The ordinary shares being offered by this prospectus are solely for the account of the selling shareholders.

We will bear all costs, fees and expenses incurred by us in effecting the registration of ordinary shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and accountants. We will not receive any proceeds from the sale by the selling shareholders of our ordinary shares offered by this prospectus.

SELLING SHAREHOLDERS
Under the terms of the Securities Purchase Agreement entered into with the institutional accredited investors in the private placement, we agreed to file a registration statement on Form F-3, of which this prospectus forms a part, for the resale of up to 16,529,412 of the ordinary shares sold in the private placement. Each of the selling shareholders, or their respective transferees, pledgees, donees or their successors, may resell, from time to time, all, some or none of the ordinary shares covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling shareholders may offer their shares for sale under this prospectus, if any.
The following table, which was prepared based on information publicly filed or supplied to us by the selling shareholders, sets forth, with respect to each selling shareholder, the name of the selling shareholder, the number of shares beneficially owned by the selling shareholder and the number of shares to be offered by the selling shareholder pursuant to this prospectus. The information in this table is based upon 82,693,845 ordinary shares, which number is equal to 66,164,433 ordinary shares outstanding as of March 31, 2013+, plus 16,529,412 ordinary shares sold under the Securities Purchase Agreement. Except as otherwise indicated below, there is no material relationship between us and any of the selling shareholders.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to the Offering(1)	Percentage of Ordinary Shares Owned Prior to Offering	Number of Ordinary Shares Offered Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering	Percentage of Ordinary Shares Owned After Offering
Park West Partners International, Limited (2)	1,167,173	1.4	1,167,173	–	–
Park West Investors Master Fund, Limited (2)	5,499,494	6.6	5,499,494	–	–
Harvest Small Cap Partners, L.P. (3)	1,613,333	1.9	1,613,333	–	–
Harvest Small Cap Partners Master, Ltd. (3)	2,053,334	2.5	2,053,334	–	–
Variable Insurance Products Fund III: Balanced Portfolio (4)	831,532	1	284,296	547,236	*
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund (4)	563,698	*	192,692	371,006	*
Fidelity Securities Fund: Fidelity Dividend Growth Fund (4)	4,791,795	5.8	1,639,166	3,152,629	3.8
Fidelity Advisor Series I: Fidelity Stock Selector Mid Cap Fund (4)	1,648,850	2	215,084	1,433,766	1.7
Fidelity Rutland Square Trust II: Strategic Advisers Core Multi-Manager Fund (5)	2,856	*	976	1,880	*
Fidelity Rutland Square Trust II: Strategic Advisers Core Fund (5)	427,677	*	147,198	280,479	*
Alyeska Master Fund, L.P. (6)	803,063	*	784,313	18,750	*
Deutsche Bank Securities, Inc. (6)	1,870,215	2.2	549,020	1,321,195	1.6
AYM Aggressive Value Fund, LP (6)	1,983,333	2.4	1,333,333	650,000	*
Pine River Master Fund LTD. (7)	1,000,000	1.2	1,000,000	–	–
NISSWA Acquisition Master Fund LTD. (8)	50,000	*	50,000	–	–

+
The number of outstanding ordinary shares is based on the ordinary shares outstanding as of March 31, 2013, and 4,646,183 ordinary shares issuable upon the exercise of outstanding share options exercisable at a weighted average exercise price of $7.474 per share and 3,331,732 ordinary shares issuable pursuant to deferred share awards subject to besting restrictions.

*	Less than 1%

(1)	The number of outstanding ordinary shares is based on information provided to us from the selling shareholders.

(2)	The address for Park West Partners International, Limited and Park West Investors Master Fund, Limited is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.
Park West Asset Management LLC (“PWAM”) is the investment manager to Park West Investors Master Fund, Limited, a Cayman Islands exempted company (“PWIMF”), and Park West Partners International, Limited, a Cayman Islands exempted company (“PWPI” and, together with PWIMF, the “PW Funds”). PWAM, as the investment manager to the PW Funds, and Peter S. Park, as the sole member and manager of PWAM (“Mr. Park”), may be deemed to beneficially own the 6,666,667 ordinary shares deemed to be held in the aggregate by the PW Funds. As a result of the foregoing, PWAM and Mr. Park are deemed to beneficially own 6,666,667 Ordinary Shares, or 8% of the ordinary shares deemed to be issued and outstanding as of March 31, 2013.

(3)
The address for Harvest Small Cap Partners, L.P. is 600 Montgomery Street, Suite 1700, San Francisco, CA 94111. The address for Harvest Small Cap Partners Master, Ltd. is P.O. Box 31106, 89 Nexus Way, Camana Bay Grand Cayman, Cayman Islands KY1-1205.

(4)
The address for Variable Insurance Products Fund III: Balanced Portfolio is JPMorgan Chase Bank, N.A., 4 Chase Metrotech Center, 1st Floor, Window 5, Brooklyn, New York 11245-0001. The address for Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund is Brooklyn Army Terminal, 3 H – Securities Processing, 140 58th Street, Brooklyn, NY 11220. The address for Fidelity Securities Fund: Fidelity Dividend Growth Fund is Ball & Co., C/o Citibank N.A/Custody, IC&D Lock Box, P.O Box 7247-7057, Philadelphia, P.A 19170-7057. The address for Fidelity Advisor Series I: Fidelity Stock Selector Mid Cap Fund is Brown Brothers Harriman & Co., 140 Broadway, New York, NY 10005-1101.

Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC (“FMR”) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 11,727,226 ordinary shares of the Company, or 14.2% of the ordinary shares deemed to be issued and outstanding as of March 31, 2013, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 11,727,226 ordinary shares owned by the Funds.
Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.
Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(5)
The address for Fidelity Rutland Square Trust II: Strategic Advisers Core Multi-Manager Fund and Fidelity Rutland Square Trust II: Strategic Advisers Core Fund is Mellon Securities Trust Co., Bank of New York Mellon, One Wall Street, Third Floor, New York, NY 10286.

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 430,533 ordinary shares of the Company as a result of its serving as investment manager of institutional accounts owning such shares.
Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 430,533 ordinary shares and sole power to vote or to direct the voting of 430,533 ordinary shares owned by the institutional accounts managed by PGATC as reported above.

(6)
The address for Alyeska Master Fund, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1140. The address for Deutsche Bank Securities, Inc. is 60 Wall St., New York, NY 10005. The address for AYM Aggressive Value Fund, LP is Jeffries & Co., 520 Madison Ave., Floor 12, NY, NY 10022.

(7)	The address for Pine River Master Fund LTD. is Maples Corporate Services Ltd., Ugland House, South Church Street, PO Box 309GT, George Town, Grand Cayman, Cayman Islands, KY1-1104.

(8)	The address for NISSWA Acquisition Master Fund LTD. is Maples Corporate Services Ltd., Ugland House, South Church Street, PO Box 309GT, George Town, Grand Cayman, Cayman Islands, KY1-1104.

PLAN OF DISTRIBUTION
We are registering 16,529,412 ordinary shares issued to the selling shareholders to permit the resale of such ordinary shares by the selling shareholders and their permitted assignees, transferees, donees, or other successors-in-interest of the ordinary shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares.
The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them in an offering underwritten and/or managed by an investment banking firm or broker-dealer in open market transactions, privately negotiated transactions, ordinary brokerage transactions or any other method permitted by applicable law.
The selling shareholders may, in addition to selling all or a portion of the ordinary shares beneficially owned by them as described above, sell or otherwise dispose of the ordinary shares in open market transactions, privately negotiated transactions, ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers, a combination of such methods or any other method permitted by applicable law, including pursuant to Rule 144 of the Securities Act. In addition, the selling shareholders shall be entitled to sell their ordinary shares without volume or time restrictions in connection with a third party’s acquisition or proposed acquisition of us, or a tender offer for, merger or change of control of, us.
Underwriters or broker-dealers engaged by the selling shareholders may arrange for other underwriters or broker-dealers to participate in sales. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which a selling shareholder will engage a broker-dealer as agent, who will then attempt to sell the ordinary shares, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers; privately negotiated transactions; or in short sale transactions. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.
If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which such broker-dealer may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.
In addition, the selling shareholders may pledge or grant an additional or substitute security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer, gift and/or donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include such transferee.
The selling shareholders and any underwriter(s) or broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any underwriter(s), broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to such underwriter(s) or broker-dealers, where applicable, and any other facts material to the transaction.

Under the state securities laws, the ordinary shares may be sold only through registered or licensed brokers or dealers.
There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.
The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.
Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES ASSOCIATED WITH THE REGISTRATION
We will bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part. We estimate these expenses to be approximately $46,611, which include the following categories of expenses:

SEC registration fee	$4,610.68
EDGAR and photocopying fees*	$3,000
Legal fees and expenses*	$30,000
Accounting fees and expenses*	$5,000
Transfer agent and registrar fees, and agent for service of process fees*	$3,000
Miscellaneous expenses*	$1,000.32
Total Expenses	$46,611

*	Estimated solely for the purposes of this Item. Actual expenses may vary.
EXPERTS
The consolidated financial statements of Velti plc as of December 31, 2012 and 2011, and each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the report of Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the ordinary shares offered hereunder will be passed upon for us by Mourant Ozannes, our Jersey counsel.
JERSEY REGULATORY MATTERS
If you are in any doubt about the contents of this prospectus you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser. A copy of this prospectus has been delivered to the Jersey registrar of companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002 and the Jersey registrar of companies has given, and not withdrawn, his consent to its circulation. The Jersey Financial Services Commission, or JFSC, has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of our ordinary shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law. It must be distinctly understood that, in giving these consents, neither the Jersey registrar of companies nor the JFSC will take any responsibility for the financial soundness of Velti or for the correctness of any statements made, or opinions expressed, with regard to Velti. The directors of Velti have taken all reasonable care to ensure that the facts stated in this prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this prospectus, whether of facts or of opinion. All of the directors of Velti accept responsibility accordingly. The price of securities and the income from them can go down as well as up.
MATERIAL CHANGES
Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2012.
WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We file annual and special reports and other information with the SEC (File Number 001-35035). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s public reference room at 100 F Street, N.E, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. The SEC maintains a web site at www.sec.gov that contains reports and information statements and other information regarding registrants like us that file electronically with the SEC. Our filings with the SEC are available through the electronic data gathering, analysis and retrieval system of the SEC.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and filed with the SEC on April 11, 2013;

•	Our Report on Form 6-K furnished to the SEC on April 19, 2013;

•	The description of our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on January 13, 2011 and Form 8-A/A filed January 18, 2011;

•	Any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	Any future reports on Form 6-K that we submit to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.
Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.
We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Velti Inc., Steuart Tower, 1 Market Street, Suite 600, San Francisco, California 94105, Attention: General Counsel; telephone number (415) 315-3400. You may also obtain information about us by visiting our website at www.velti.com. The reference to our website is intended to be an inactive textual reference and the contents of our website are not intended to be incorporated into this prospectus.
We are a Jersey company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable
ENFORCEABILITY OF CIVIL LIABILITIES
U.S. laws do not necessarily extend either to us or our officers or directors. We are organized under the laws of the Bailiwick of Jersey. Most of our directors and officers reside outside of the U.S. Substantially all of the assets of both us and our directors and officers are located outside the U.S. As a result, it may not be possible for investors to effect service of process on either us or our officers and directors within the U.S., or to enforce against these persons or us, either inside or outside the U.S., a judgment obtained in a U.S. court predicated upon the civil liability provisions of the federal securities or other laws of the U.S. or any U.S. state.
We have appointed Velti Inc., located at Steuart Tower, 1 Market Street, Suite 600, San Francisco, California 94105, as our agent to receive service of process with respect to any action brought against us in the U.S. under the federal securities laws of the U.S. or of the laws of any state of the U.S.
A judgment of a U.S. court is not directly enforceable in Jersey, but constitutes a cause of action which will be enforced by Jersey courts provided that:

•	the applicable U.S. courts had jurisdiction over the case, as recognized under Jersey law;

•	the judgment is given on the merits and is final, conclusive and non-appealable;

•	the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;

•	the defendant is not immune under the principles of public international law;

•	the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;

•	the judgment was not obtained by fraud or duress and was not based on a clear mistake of fact; and

•
the recognition and enforcement of the judgment is not contrary to public policy in Jersey, including observance of the principles of what are called “natural justice,” which among other things require that documents in the U.S. proceeding were properly served on the defendant and that the defendant was given the right to be heard and represented by counsel in a free and fair trial before an impartial tribunal.

Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and Colonies, a corporation or other limited liability entity organized under the laws of the U.K., Jersey or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.
Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. We have been advised by our legal counsel in Jersey that it is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, we have been further advised by our legal counsel in Jersey, that it is uncertain as to whether the courts of Jersey would entertain original actions or enforce judgments from U.S. courts against us or our officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

Velti plc

16,529,412 ORDINARY SHARES
______________________________________
PROSPECTUS
______________________________________
Prospectus dated , 2013

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers
Subject to the Jersey Companies Law, our Articles of Association permit us to indemnify any director against any liability, to purchase and maintain insurance against any liability for any director and to provide any director with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure).
However, Article 77 of the Jersey Companies Law limits the ability of a Jersey company to exempt or indemnify a director from any liability arising from acting as a director. It provides that neither a company (or any of its subsidiaries) nor any other person for some benefit conferred or detriment suffered directly or indirectly by the company, may exempt or indemnify any director from, or against, any liability incurred by him as a result of being a director of the company except where the company exempts or indemnifies him against:
(a) any liabilities incurred in defending any proceedings (whether civil or criminal):
(i) in which judgment is given in his or her favor or he or she is acquitted;
(ii) which are discontinued otherwise than for some benefit conferred by him or her or on his or her behalf or some detriment suffered by him or her; or
(iii) which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), he or she was substantially successful on the merits in his or her resistance to the proceedings; or
(b) any liability incurred otherwise than to the company if he or she acted in good faith with a view to the best interests of the company;
(c) any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to him or her by the court; or
(d) any liability against which the company normally maintains insurance for persons other than directors.
Article 77 of the Jersey Companies Law permits a company to purchase and maintain directors’ and officers’ insurance and we maintain a directors’ and officers’ liability insurance policy for the benefit of our directors and officers.

Item 9. Exhibits
See Exhibit Index, which is incorporated herein by reference.
Item 10. Undertakings
The undersigned Registrant hereby undertakes as follows:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the Registration Statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act to any purchaser:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, in the State of California, on May 6, 2013.

By:	/s/ Alex Moukas
Alex Moukas Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, each of, Alex Moukas and Jeffrey G. Ross as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on May  , 2013.

Signature		Date
/s/ Alex Moukas	Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2013
Alex Moukas
/s/ Jeffrey G. Ross	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 6, 2013
Jeffrey G. Ross
/s/ Mari Baker	Interim Chief Operating Officer and Director	May 6, 2013
Mari Baker
/s/ David W. Mann	Chairman of the Board of Directors	May 6, 2013
David W. Mann
/s/ David C.D. Hobley	Director	May 6, 2013
David C.D. Hobley
/s/ Phokion Potamianos	Director	May 6, 2013
Phokion Potamianos
/s/ Nicholas P. Negroponte	Director	May 6, 2013
Nicholas P. Negroponte

Signature of Authorized Representative in the United States
Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for Velti plc, has signed this Registration Statement and any amendment thereto in San Francisco, California, on the 6th day of May 2013.

Velti Inc.
/s/ Jeffrey G. Ross
Name: Jeffrey G. Ross Title: Authorized Representative

Exhibit Index

4.1	Memorandum and Articles of Association (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the year ended December 31, 2012 filed April 11, 2013)
5.1	Opinion of Mourant Ozannes
23.1	Consent of Mourant Ozannes (included in Exhibit 5.1 filed hereto)
23.2	Consent of Baker Tilly Virchow Krause, LLP
24.1	Power of Attorney (included on the signature page hereto)